SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): May 18, 2001


                              FIRST ECOM.COM, INC.
               (Exact Name of Registrant as Specified in Charter)


           Nevada                     0-27753                    98-0206979
(State or Other Jurisdiction        (Commission                (IRS Employer
      of Incorporation)             File Number)             Identification No.)


19th Floor, 80 Gloucester Road, Wan Chai, Hong Kong                 SAR
     (Address of Principal Executive Offices)                    (Zip Code)


Registrant's telephone number, including area code (852) 2801-5181


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          (Former Name or Former Address, if Changes Since Last Report)

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Item 9. Regulation FD Disclosure:

     First Ecom.com, Inc. Announces First Quarter Financial Results for 2001

    Company Has Sizeable Reduction in Losses Following Recent Initiatives to
                             Reduce Operating Costs


     First Ecom.com, Inc. (NASDAQ: FECC, BSX: FECC, FECC BH), a global provider of electronic payment processing solutions, today announced financial results for the quarter ended March 31, 2001, the first quarter of the fiscal year 2001.

     First Ecom, which is still in development stage, posted revenues for the quarter of US$ 12,756 as compared with revenues for the same quarter in 2000 of US$ 4,802. This quarter's revenues are attributable solely to payment processing and represent 23.8 percent of the Company's total payment processing revenues since its inception on September 16, 1998.

     Net loss for the first quarter of 2001 after amortization, depreciation and non-cash compensation associated with stock options was US$ 468,503 as compared to the first quarter of 2000 net loss of US$ 2,452,712. This is a sizable improvement over the previous year.

     Net loss per share for the quarter was US$ 0.02 per share as compared to the net loss per share of US$ 0.15 for the same quarter in 2000.

     As of the end of the quarter, the Company had in excess of US$ 28,000,000 in cash and realized a 116 percent increase in interest income compared to the first quarter of 2000. This growth was due to the increase in cash balance of US$ 30.6 million from the private placement completed on March 6, 2000 and US$
7.8 million from the exercise of warrants in July 2000.

     "During the quarter, the Company's main objectives were to focus on its cost reduction program and to determine the Company's priority initiatives in moving forward," said Gregory Pek, president and Co-CEO of First Ecom. "This included conducting strategic assessments as to where the industry was going and what will be required for the Company's future success. There clearly have been some major changes in the past year that have had a major impact on the payment processing industry and we felt that simply following an old business model despite these changes would have been foolish. Hopefully the steps we have taken over the last six months will be rewarding and help to differentiate our Company from others."

     Pek added, "It has been a favorable quarter in that we are on track with our new initiatives to reduce burn rate, focus on sales in Asia, and implement our new Company structure. We are continuing to study other opportunities for the Company, such as the recent announcement that we have entered into a memorandum of understanding with Gasco Energy, Inc. to merge. We are excited by this and other opportunities and are confident that these changes will foster the Company's growth in 2001."

The Company's financial results for the quarter ended March 31, 2001 accompanied the filing of its Form 10-Q with the Securities & Exchange Commission on May 14, 2001, which is available on-line at the SEC's Edgar database at www.freeedgar.com.

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                                Financial Summary

                              FIRST ECOM.COM, INC.

                        Financial Highlights (Unaudited)

                                               Quarter Ended     Quarter Ended
                                               March 31, 2001    March 31, 2000
Revenues                                            $12,756            $4,802
Net (Loss)                                        $(468,503)      $(2,452,712)
Basic and diluted net loss per share                 $(0.02)           $(0.15)
Shares used to compute basic and
diluted net loss per share                       19,210,037        15,879,359
Operating  (loss)                               $(2,154,930)      $(2,632,051)


                                About First Ecom

     As a global provider of electronic payment processing, First Ecom provides secure, easy-to-implement and low-cost online payment processing services to banks and their merchants worldwide. Through strategic partnerships with banks, ISPs, e-commerce product suppliers, system integrators and storefront solution providers, First Ecom will process credit card transactions made over the Internet in multiple currencies, either domestically or offshore in a tax-neutral jurisdiction.

     For more information, visit http://www.firstecom.com or contact First Ecom at +(852) 2801-5181 or by e-mail at info@firstecom.com.


Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. For a discussion of some of these risks and uncertainties, please refer to the company's SEC filings, which contain additional discussion about those factors which could cause actual results to differ from management's expectations. First Ecom expressly disclaims any obligation to update the statements contained herein.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        FIRST ECOM.COM, INC.
                                             (Registrant)


Date: May 21, 2001                      By   /S/  Kenneth G.C. Telford
                                             ---------------------------
                                                     (Signature)
                                             Kenneth G.C. Telford, Secretary and
                                             Chief Financial Officer


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